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Message from Ed Zander - 1 May 2007

The last few months have been particularly eventful for Motorola. I and other members of the senior leadership team have been meeting with investors, customers, partners and employees all over the world. It is very important for us to understand what our customers and investors need and expect from us right now.

For now, let me take this opportunity to re-emphasize that our primary focus is -- as it always has been -- our customers. Customer satisfaction is Motorola’s top priority and nothing should detract us from our commitment to providing the best possible products and services to every customer –internal or external.

Next week we host our annual stockholders meeting. As you know by now, Carl Icahn, a Motorola stockholder, has nominated himself for election to Motorola’s board and has undertaken an aggressive media and stockholder letter-writing campaign to help him achieve that objective. In our view, he has painted Motorola in an unfavorable light given the tremendous amount of work we have done together as a team over the past four years under the strong and capable stewardship of our highly qualified, independent board of directors. The board’s deep experience and interest in our technology, customers and products has greatly contributed to Motorola’s transformation to a strong, vibrant competitor in the global marketplace.

Today we are mailing another letter to our stockholders re-emphasizing the progress Motorola has made and further explaining why the board does not recommend Carl Icahn. Since April 2003, Motorola has achieved annualized returns of nearly 30 percent. Said another way, $100 invested in Motorola common stock on 25 April 2003 would be worth over $280 today.1

During the past four years, your board and management have taken significant steps, including:

■ Returning over $7 billion to stockholders through share repurchases since May 2005 and generating over $35 billion of stockholder value in the last four years by strengthening Motorola’s balance sheet.

■ Significantly transforming Motorola and reducing our cost structure, including reducing the number of operating divisions from six (in 2003) to three today while doubling revenues and almost quadrupling operating profits over the same four-year period.

■ Divesting Motorola’s semiconductor business, automotive electronics business as well as several other non-core businesses to allow us to target our resources on our shared vision of seamless mobility.

■ Guiding and supporting several acquisitions and investments, including, most recently, Symbol Technologies, TTPComm, NextNet, Netopia, Broadbus, Kreatel, Good Technology and dozens of others that have added more than 1,500 patents to Motorola’s already prolific intellectual property portfolio.

As a result of the steps we have taken, Motorola is today #1 or #2 in nearly every key segment in which we operate.

We value and respect Carl Icahn as a stockholder and we are committed to an ongoing dialogue with all of our stockholders, including Carl Icahn. We do not believe, however, that Carl Icahn would strengthen Motorola’s Board and the Board unanimously opposes his nomination. You’ll find more information in today’s letter that we are mailing to Motorola stockholders and that we filed

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1 Current value takes into account dividends and value of Freescale Semiconductor shares distributed to shareholders; assumes all dividends reinvested at the market closing price on day of payment; value of FSL represents 0.110415 FSL shares per MOT share owned at December 2004 multiplied by shares held at that time multiplied by take private cash consideration of $40.00 per FSL share.

today with the U.S. Securities and Exchange Commission.

As always, Motorola must speak with one voice during this process. If you receive any outside inquiries on this issue, be sure to direct them to the right place:

■ Financial analysts or stockholders: Dean Lindroth, investor relations

■ Media representatives: Jennifer Erickson or Paul Alfieri, corporate communications

While press and media reports may be distracting over the coming week, I encourage you to continue in your efforts to serve our customers and look forward to our future success.

Regards,

/s/ Ed Zander

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in connection with Motorola’s solicitation of proxies for its 2007 Annual Stockholders Meeting. Motorola has filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement (the “Proxy Statement”). THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT MOTOROLA AND THE 2007 ANNUAL STOCKHOLDERS MEETING. MOTOROLA’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY.

On March 19, 2007, Motorola began the process of mailing the Proxy Statement, together with a WHITE proxy card. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Motorola through the website maintained by the SEC at http://www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Motorola by contacting Investor Relations in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com; The Proxy Statement is also available on Motorola’s website at http://www.motorola.com/investor. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. by phone toll-free at 1-800-488-8095.

Motorola and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2007 Annual Stockholders Meeting. You can find information about Motorola’s executive officers and directors in the Proxy Statement.